EXHIBIT 99.1

American Oil and Gas Provides Drilling and Completion Updates

DENVER, January 14, 2008 – American Oil & Gas, Inc. (AMEX: AEZ) provides the following operational update:

Fetter Project

Hageman 16-34HR well: The Hageman well has recently reached total depth in the targeted Frontier formation and the drilling rig has been removed from the well site. Sidetracking operations in the Frontier, undertaken to maximize the intersection of naturally occurring fracture systems, resulted in three horizontal laterals totaling over 5,200 cumulative feet of lateral well bore, all of which was drilled in zone and will be opened up for production. Completion activities are underway and after completion, the well is expected to be immediately placed on production.

Wallis 6-23 well: The Wallis well has recently been drilled to a total depth of 13,000 feet. The drilling rig has been removed from the well site and completion operations have commenced. The Wallis well is the first vertical well to be drilled by American and partners in the Fetter project and is designed to test multiple prospective formations utilizing multi-stage frac technology. To date, the well has been completed and fracture stimulated in the Dakota formation, the deepest formation of interest in the well. As planned, the Dakota has been temporarily isolated below a cast iron bridge plug allowing completion operations to move up hole. Additional formations, including the Frontier, are prospective in the well. Upon completion and preliminary evaluation of these formations, the Dakota and our other zones of interest will be commingled, tested, and placed on production.

Sims 15-26H well: The 1,165 foot horizontal lateral, drilled into the targeted Frontier formation has recently been artificially fracture stimulated, cleaned up and returned to production at rates during the prior 25 producing days ranging from approximately 650 thousand cubic feet of natural gas equivalent per day to 7.2 million cubic feet of natural gas equivalent per day  The average production over this time period was approximately 1.7 million cubic feet of natural gas and 82 barrels of oil per day.  Rates have fluctuated as natural gas production from the well has been affected by the relatively high oil to gas ratios currently being experienced, which is the subject of ongoing engineering, reservoir and production optimization analysis. Because of the high BTU content and the favorable high liquid content of the natural gas that is separate from the oil production (approximately three gallons per mcf), we received a price at the wellhead for November natural gas sales of $6.75 per mcf.

The Wallis 6-23, Sims 15-26H and Hageman 16-34HR wells are being funded by Red Technology Alliance (“RTA”) and project managed by Halliburton Energy Services, Inc. (“Halliburton”).  American is being carried through the tanks in this phase of the drilling program for a 23.125% working interest in each of the three wells, and currently owns a 92.5% working interest in the approximate 52,000 net (58,000 gross) acre Fetter acreage position. Upon completion of this initial drilling program, RTA will earn a 25% working interest in the undrilled acreage, American will retain a 69.375% working interest and privately held North Finn LLC will retain the remaining 5.625% working interest.

West Douglas Project

State Deep 7-16 well: Completion operations are currently underway in the Mowry formation, the primary objective in the State Deep 7-16 well. Test results from deeper formations yielded minor quantities of oil and natural gas, and information obtained from these deeper formations will assist with future drilling plans in the project area. The State Deep 7-16 well location was chosen to maximize the potential of the Mowry, however completion and testing programs are also planned for several prospective formations above the Mowry in the coming weeks.

Pursuant to the agreement with RTA, 100% of the cost to drill and complete the State Deep 7-16 well is being funded by RTA.  American owns a 45% carried working interest in this test well and will retain a 45% working interest in the approximate 47,000 net (55,000 gross) acre West Douglas project area. Halliburton is project manager.

Pat O’Brien, CEO of American commented, “We are currently active on a number of wells in our Douglas and West Douglas project areas and are very pleased with the progress that is being made. RTA is expending the time, money and manpower necessary to gain as much geological and reservoir information as possible from the numerous formations these large acreage positions hold. This time and money will greatly optimize drilling and completion procedures in future wells. Of particular significance in the current program is the production history we are now getting from the Sims well, and will soon receive from the Hageman and Wallis wells, that will allow us to compare the economic and reserve recovery potential from a single zone horizontal well to that of vertical well with multiple formation completions. We look forward to providing additional updates as more information becomes available.”

Krejci Project

Krejci Family Trust 32-1H Well: Drilling operations at the Krejci project have recently recommenced with the Krejci Family Trust 32-1H well following an extensive evaluation and study of the various drilling and completion methods used on prior wells. This well is currently at a measured depth of approximately 7,700 feet. Casing has been run through the turn and drilling is currently underway in the horizontal lateral section in the targeted Mowry formation. American owns a 45% working interest in the Krejci Family Trust 32-1H well and in the approximate 127,000 net (132,000 gross) acre Krejci project.

Goliath Project

Solberg 32-2 Well: In November, 2007, the Solberg 32-2 well tested at a restricted flow rate of approximately 2.1 million cubic feet of natural gas and 408 barrels of condensate per day (over 750 barrels of oil equivalent per day) from one interval within the Red River formation. Additional potentially productive intervals within the Red River formation could be tested and if productive, produced at a later date. The Solberg 32-2 well is currently shut-in and waiting on completion of a nearby natural gas processing plant and a pipeline that will connect the well, both of which are expected to be completed and operational before the end of the first calendar quarter of 2008.

American and other joint interest owners in the Goliath project have recently completed a 10.5 square mile 3-D seismic program in the area around the Solberg 32-2 well and are currently processing and interpreting the data. Information obtained from this seismic program will assist in the selection of additional Red River offset locations to the Solberg 32-2 well, and may identify additional Red River targets in this trend.

The Solberg 32-2 well is located within American’s approximate 89,000 gross acre Goliath project in Williams County, North Dakota. American owns a non-operated 11.9% working interest (a net revenue interest of approximately 9.5%) in the Solberg 32-2 well. American’s working interest in future wells will vary, and could be as high as 50%.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

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